Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

EVO Payments, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$3,373,779,307(1)	.0000927	$312,750(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$3,373,779,307

Total Fees Due for Filing			$312,750

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$312,750

(1)	Aggregate number of securities to which transaction applies:

As of September 2, 2022, the maximum number of shares of stock and units to which this transaction applies is estimated to be 102,915,963, which consists of (a) 47,955,762 shares of Class A common stock of EVO Payments, Inc. (“EVO”) entitled to receive the per share merger consideration of $34.00; (b) 3,783,074 Paired Interests exchangeable for 3,783,074 shares of Class A common stock entitled to receive the per share merger consideration of $34.00; (c) 32,163,538 Common Units which will be sold to EVO for $1,093,560,292; (d) 3,780,535 shares of Class A common stock subject to or otherwise deliverable in connection with the exercise of outstanding vested EVO Options entitled to receive the per share merger consideration of $34.00 minus any applicable exercise price; (e) 152,250 shares of Series A convertible preferred stock issued and outstanding, convertible into 11,084,083 shares of Class A common stock (assuming no make-whole adjustments) entitled to receive the per share merger consideration of $34.00; (f) 1,729,885 shares of Class A common stock subject to outstanding EVO RSU awards, convertible into Parent RSU awards in respect of 470,491 shares of common stock of Global Payments Inc. (“Parent”) pursuant to the Merger Agreement; (g) 604,748 shares of Class A common stock subject to outstanding EVO PSU awards (assuming the satisfaction of performance goals for incomplete performance periods at the maximum level), convertible into Parent RSU awards in respect of 164,478 shares of common stock of Parent pursuant to the Merger Agreement and (h) 1,814,339 shares of Class A common stock subject to or otherwise deliverable in connection with the exercise of outstanding unvested EVO Options minus any applicable exercise price, convertible into Parent Options in respect of 493,461 shares of common stock of Parent pursuant to the Merger Agreement.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 47,955,762 shares of Class A common stock and the per share merger consideration of $34.00; (b) the product of 3,783,074 shares of Class A common stock (assuming the exchange of 3,783,074 Paired Interests) and the per share merger consideration of $34.00; (c) $1,093,560,292 for 32,163,538 Common Units; (d) the product of 3,780,535 shares of Class A common stock subject to or otherwise deliverable in connection with the exercise of outstanding vested EVO Options and $13.14 (which is the difference between the per share merger consideration of $34.00 and the weighted average exercise price in respect of such vested EVO Options of $20.86); (e) the product of 11,084,083 shares of Class A common stock (assuming the conversion of 152,250 shares of Series A convertible preferred stock, with no make-whole adjustments) and the per share merger consideration of $34.00; (f) the product of 470,491 shares of common stock of Parent subject to Parent RSUs (assuming the conversion of EVO RSU awards in respect of 1,729,885 shares of Class A common stock subject to such awards) and $125.01 (the average of the high and low sale prices for Parent’s common stock listed on the NYSE for August 31, 2022) (which we refer to as the “GPN Trading Price”); (g) the product of 164,478 shares of common stock of Parent subject to Parent RSU awards (assuming the conversion of EVO PSU awards in respect of 604,748 shares of Class A common stock (further assuming satisfaction of performance goals for incomplete performance periods at the maximum level) subject to such awards) and the GPN Trading Price; and (h) the product of 493,461 shares of common stock of Parent subject to Parent Options (assuming the conversion of EVO Options in respect of 1,814,339 shares of Class A common stock subject to or otherwise deliverable in connection with the exercise of such awards) and $30.77 (which is the difference between (x) the GPN Trading Price and (y) the quotient of (A) the weighted average exercise price in respect of such unvested EVO Options of $25.63 divided by (B) the per share merger consideration of $34.00 divided by the GPN Trading Price). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by ..0000927.